Exhibit 10.7
CODE SECTION 409A AMENDMENT
TO THE
NORTEL NETWORKS U.S. DEFERRED COMPENSATION PLAN
     WHEREAS, Nortel Networks Limited (the “Company”) sponsors the Nortel Networks U.S. Deferred Compensation Plan (the “Plan”) and has reserved the right to amend the Plan at any time; and
     WHEREAS, the Plan provides for the deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”); and
     WHEREAS, the Company desires to amend the Plan to comply with Code Section 409A and the regulations promulgated thereunder;
     NOW, THEREFORE, the Plan is hereby amended, solely with respect to the portion of any Plan benefit which accrues, ceases to be subject to a substantial risk of forfeiture, or both, after 2004, as follows:
1.
Section 6.6 “Method of Distribution Following Plan Termination” is hereby amended in its entirety with the following:
“6.6 Method of Distribution Following Plan Termination. Generally, all Benefits shall be paid in a lump sum cash payment following termination of the Plan as provided for under Section 9.4. Notwithstanding the foregoing, if a lump sum payment will result in an “excess parachute payment” to a Participant, as that term is defined in the Code, the Committee, in its sole discretion, may determine that such Participant’s Account shall be paid by some other method. Notwithstanding the foregoing, effective January 1, 2008, the Plan will only permit an acceleration of the time and form of payment where the right to the payment arises in accordance with the following:
(a) Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Company’s arrangements which are substantially similar to the Plan are terminated so the Participant and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;
(b) Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c) Upon the Company’s termination of this and all other arrangements that would be aggregated with this Plan pursuant to Treasury Regulations Section 1.409A-1(c) if the Participant participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;
In the event of an occurrence described in (a), (b), or (c) above, the Company may distribute a Benefit to the Participant in a lump sum subject to the above terms.
2.
Except as amended hereby, the Plan shall remain in full force and effect as prior to this Code Section 409A Amendment.
     IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has caused this Amendment to be adopted by affixing his or her Signature hereto.
DATED as of 18th day of January, 2008.

NORTEL NETWORKS LIMITED
By:	/s/ Gordon A. Davies
Title: Gordon A. Davies, Deputy General Counsel and Corporate Secretary

By:	/s/ Tracy S.J. Connelly McGilley
Title: Tracy S.J. Connelly McGilley, Assistant Secretary